Prospectus Supplement dated February 16, 1996                Rule 424(b)(3)
(to prospectus dated February 13, 1996)                      File No. 333-00667

                               QUIDEL CORPORATION
                        2,366,665 SHARES OF COMMON STOCK

This Prospectus Supplement supplements the Quidel Corporation ("Company") Prospectus previously filed with the Securities and Exchange Commission and declared effective on February 13, 1996 (file number 333-00667). The information contained in the Selling Security Holder table and footnotes thereto set forth below modifies and supersedes in its entirety the information contained in the Selling Security Holder table and footnotes thereto set forth on pages 9 and 10 of the Prospectus.

--------------------------------------------------------------------------------

                            SELLING SECURITY HOLDERS

                 The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by the Selling Security Holders as of January 29, 1996, and as adjusted to reflect the sale of the maximum number of shares offered by such holders hereby. See "Shares Covered."



                                                                     Maximum
                                                                    Number of
                                                                      Shares
                                         Shares Beneficially        Covered by        Shares Beneficially
                                               Owned                   this                  Owned
                                        Prior to Offering (1)     Prospectus (2)         After Offering
                                      -----------------------     --------------    -------------------------
Name                                    Number    Percent (3)                        Number     Percent(3)(4)
----                                  ---------   -----------                       ---------   -------------
D.E. Shaw Investments,                  350,000       1.6%           350,000            0             *
L.P.

Genesis Merchant Group                  173,250         *            173,250            0             *
Securities

Grange Trustees Limited,                 12,500         *             12,500            0             *
Trustees of The Chester
Trust

Imperial Bank                           117,871         *            117,871            0             *

JMG Convertible                         100,000         *            100,000            0             *
Investments L.P.

J.P. Morgan Investment                2,015,254       8.9%         1,015,254        1,000,000        4.2%
Corporation

Pomona Capital, LP                       56,403         *             56,403            0             *

Portola Capital                          50,000         *                 50,000        0             *
Management, Inc.

Redington, Inc. (5)                      50,000         *                 50,000        0             *

Reliant Trading                         150,000         *                150,000        0             *

Barry S. Rosenstein                      56,750         *                 56,750        0             *

Barry S. Rosenstein Corp.                45,000         *                 45,000        0             *
Defined Contribution Plan
and Trust

Steinhardt Partners, LP                  25,051         *                 25,051        0             *

SP Offshore Venture                      38,462         *                 38,462        0             *
Capital LP

SOF Venture Capital, LP                  49,291         *                 49,291        0             *

TQA Leverage Fund,                       76,833         *                 76,833        0             *
L.P.


-----------------

 *       Less than one percent.

(1) Represents sole voting and investment power unless otherwise indicated.

(2) All shares covered by this Prospectus are shares of the Company's Common Stock to be obtained by the Selling Security Holders upon exercise of their respective outstanding warrants.

(3) The percentage ownership for each Selling Security Holder is calculated by assuming the exercise or conversion of all outstanding and vested warrants, rights and convertible securities.

(4) The percentage ownership of shares beneficially owned by each Selling Security Holder after the offering is calculated by assuming the sale by each Selling Security Holder of all such Selling Security Holder's shares of the Company's Common Stock covered by this Prospectus.

(5) These shares are shares of the Company's Common Stock to be obtained upon exercise of outstanding warrants, currently comprised of 25,000 vested warrants and an additional 25,000 warrants whose vesting in increments of 12,500 shares each is conditioned upon the Company's Common Stock trading at or above certain market prices for certain periods of time.



                                      2